Exhibit 10.49

Contract No. (2011Xin)Yin (YongYa) No. 107

Contract on Import Bill Advance

China CITIC Bank

Contract on Import Bill Advance

This Contract on Import Bill Advance (“Contract”) is made and entered into by and between the applicant for import bill advance, Ningbo Keyuan Plastics Co., Ltd. having its registered office at Qingshi, Beilun District, Ningbo 315803, telephone number of 86232932, fax number of 86232618, legally represented by Tao Chun Feng and having a bank account opened with the Zhongshan Road Sub-branch of the China CITIC Bank (“the Client”) and the processing bank, Ningbo Branch of the China CITIC Bank Co., Ltd having its registered office at No.36, Zhenming Road 315000 and legally represented by Xia Nianlu (“the Bank”).

This Contract is executed at No.36, Zhenming Road as of the fourth day of August, 2011.

WHEREAS, the Client has applied with the Bank for import bill advance for payments to be made under the letter of credit (No. 31500LC1100563)and the Bank has accepted such application.

NOW THEREFORE, in order to clarify the rights and obligations of both parties, in accordance with applicable laws and regulations, in consideration of mutual covenants and on an equal basis, the parties hereto hereby agree as follows:

Article 1 Details of Letter of Credit/Collection
1.1 If the import bill advance is based on a letter of credit (L/C), details of such letter of credit will be as follows:
L/C No.: 31500LC1100563
Invoice No.: V201457
Amounts specified in the documents: (in words) Sixteen Million Three Hundred and Two Thousand One Hundred and Eighty Eight Dollars Seventy Nine Cents
                                 (in numbers) USD 16,302,188.79
1.2 If the import bill advance is on a collection basis, the details of such collection will be as follows:
Collection No.:    Name of the Remitting Bank:
Invoice No.:
Amounts specified in the documents: (in words)
                              (in numbers)

Article 2 Details of the Import Bill Advance
2.1 Currency: United States Dollar .
2.2 Amounts of advance: (in words) Five Million Three Hundred and Two Thousand One Hundred and Eighty Eight Dollars Seventy Nine Cents.
                    (in numbers) USD 5,302,188.79;
2.3 Term of this Import Bill Advance: 30 days commencing on August 5, 2011 and ending on September 5, 2011. If an event specified herein occurs and as a result repayment becomes due and payable prior to the date of repayment, the repayment will be due on the date when such event occurs.

2.4 The amounts of advance under this Contract shall be applied exclusively towards payments under the foregoing letter of credit (letter of credit/import contract) and the Client shall not use the same for any other purposes.
2.5 The amounts of advance, date of advance and the date of repayment will be determined as per the bank certificate to be issued by the Bank.

Article 3 Interest Rate, Calculation and Payment of Interest
3.1 Interest rate applied to the amounts of advance under this Contract will be an annual rate and the Article 3.1(1) hereunder will apply:
(1) The interest rate to be applied to the amounts of advance under this Contract will be a fixed rate of 4.20506% and the interest rate will remained unchanged during the term of this import bill advance.
(2) The interest rate to be applied to the amounts of advance under this Contract will be a fixed rate which will be BPs above the base rate which is the Libor/Hibor interest rate for           months’ loan in the same currency business days prior to the date of advance. Such interest rate will be specified in the bank certificate to be issued by the Bank and will remain unchanged during the term of this import bill advance.
(3) The interest rate to be applied to the amounts of advance under this Contract will be a floating rate which will be            BPs above the base rate which is the Libor/Hibor interest rate for         months’ loan in the same currency            business days prior to the date of advance. Meanwhile, the interest rate will be adjusted during each interest rate adjustment period (i.e. the selected Libor/Hibor period). The date of interest rate adjustment will be the same day of the month of adjustment as the date of advance, or the last day of the month of adjustment if there is no corresponding date in that month of adjustment. The adjusted interest rate will be the Libor/Hibor interest rate of           business days prior to the date of interest rate adjustment plus any increase determined pursuant to the foregoing. The interest rate will be specified in the bank certificate to be issued by the Bank.
(4) Others:
3.2 Calculation and Payment of Interest
(1) normal interest = interest rate agreed upon herein × amounts of advance × the number of days for possession of the advance/360.
(2) Penalty interest rate will be   50 % above the interest rate specified in Article 3.1 of this Contract. penalty interest = penalty interest rate × the overdue amounts × the number of overdue days/360. The interest will be calculated based on the overdue amounts and the actual number of overdue days from the day when the repayment becomes overdue and will be paid quarterly. In the event that the Client fails to pay the interest on time, compound interest will be charged at the penalty rate specified herein.
3.3 Interest hereunder will be paid in pursuance to Article 3.3(2) below.
(1) Interest will be prepaid and will be settled on the due date.
(2) Interest will be paid on the due date together with the principal amounts from which such interest accrues.

Article 4 Release of the Amounts of Advance
4.1 The Bank will release the amounts of this import bill advance on the condition that all of the following requirements are met to the satisfaction of the Bank (unless the Bank waives all or any of them):
(1) The Client has completed all formalities as may be required by the Bank and such formalities continue in force;
(2) The guaranty contract (if any) under this Contract has become effective and continues in force;
(3) There has been no material change of the business operation and financial condition of the Client;
(4) The Client breaches none of the terms or conditions of this Contract.
4.2 The Bank is authorized by the Client to pay to a third party the amounts of advance under this Contract.

Article 5 Repayment of Debts under the Import Bill Advance
The Client warrants that it will, on or before the prescribed due date of repayment of the advance, pay back all principal amounts, interest and charges connected with the amounts of advance under this Contract. The Client shall transfer the foregoing principal amounts, interest and charges into a bank account designated by the Bank. In the event that the Client fails to pay back any amount on its due date, the Bank shall be entitled to the following rights:
1.debiting and collecting from any account opened by the Client with the China CITIC Bank an amount covering all the due principal amounts, interest, penalty interest, liquidated damages and compensatory damages (if any), and costs and expenses incurred by the Bank to collect such amount (collectively “the Debts”),
2.deducting an amount equivalent to the full amount of the Debts from all kinds of the Client’s receivables including payments for export of goods and/or services,
3. charging penalty interest to be determined in pursuance to the penalty interest rate set forth in Article 3.2 of this Contract provided that the Client fails to pay back the principal amounts, interest and charges under this Contract on their respective due dates,
4 disposing of collaterals or demanding that the Guarantor repay the Debts,
5.effecting any other measures which are adequate to protect the Bank’s rights and interests under this Contract.

Article 6 Guaranty and Safeguard Measures under the Import Bill Advance
6.1 The Client, upon entering into the import bill advance, transfers all titles, rights and interests in and to the documents and the goods represented by such documents to the Bank as guaranty or safeguard measures for repayment of the Debts so as to ensure that the Bank will collect in full amount the amounts of advance paid under the letter of credit/import contract, interest and charges.
The Bank shall be entitled to the ownership of the full set of documents/goods under this import bill advance as a result of the foregoing transfer. The Bank will, upon request of the Client, entrust the title documents and the goods represented by such documents to the Client in trust, in which case The Client is the trustee and the Bank is the grantor and sole beneficiary. The Client as the trustee shall act in good faith to the extent possible, prudently hold and dispose of the documents and goods represented by such documents for the best interest of the Bank, including taking delivery of, transporting, storing, processing, effecting insurance for and sell the foregoing goods, and undertake to sell the documents and the goods represented by such documents at reasonable prices, and shall apply in a timely manner the proceeds from such sale to repayment of the principal amounts, interest and charges under the import bill advance, or transfer the same to the account of the Bank (Account No. 7337610182400000111) as may be instructed by the Bank. To this end, the Client has issued to the Bank a trust receipt (No. YongYa 11243), which is attached hereto.

6.2 In order to pay back the Debts, The Client, upon request of the Bank, provides the guaranty specified in Article 6.2(1) below:
(1) Ningbo Litong Plastics Co., Ltd. undertakes to be a surety (who is primarily and jointly and severally liable to repayment of the Debts) and has issued the Irrevocable Guarantee；
(2)Mortgagor               attaches security interest to its property and a separate Mortgage Contract (contract No. ) is executed;
(3) Pledgor                pledges properties and a separate Pledge Contract (contract No.                 ) is executed;
(4) Other guaranty: _________

Article 7 The Client’s Representations and Warranties
7.1 The Client is a duly organized and validly existing legal person, has the full right, power and authority to enter into this Contract and to perform all of its obligations hereunder, and is able to be held independently accountable for civil liability.
7.2 It is the Client’s real intention to execute and perform this Contract and the Client has obtained all approvals required either by applicable laws or by its corporate bylaws for its execution and performance of this Contract, and all necessary approvals and authorizations by the regulatory authority (if any) and/or its corporate authority (board of directors, shareholders’ meeting) and there exist no flaws at law.
7.3 All documents, statements, materials and information provided by the Client to the Bank during execution and/or performance of this Contract are true, accurate, complete and valid; the Client did not hold back any information that might have an effect on its financial condition and/or ability to pay back the Debts.
7.4 The Client has the right of import and export. There are real and lawful transactions from which the letter of credit /collection arises and the imported goods specified therein are within the approved scope of business of the Client.
7.5 The Client warrants that neither its execution nor its performance of the Contract will result in a default or violation of any regulation applying to or covenant or undertaking binding to the Client or any of its assets or any agreement to which the Client is a party.
7.6 The Client hereby confirms that the documents and title to the goods under the foregoing letter of credit/collection and the rights and interests under the insurance policy are the properties of the Bank, and the Client warrants that it will go through all necessary formalities in order for the Bank to be entitled to the foregoing rights and will cause the Bank to be listed as the first beneficiary in the insurance policy. The Client shall not, without authorization by the Bank, dispose of any of the said documents and/or goods in any manner. None of the foregoing acts will result in deduction or release of or set-off against the debts owned by the Client to the Bank.

Article 8 The Client’s Obligations
8.1 The Client shall repay the Debts under this Contract at such time, in such currency and amount and at such interest rate as is specified in this Contract.
8.2 The Client shall bear all costs, expenses and charges arising out of or in relation to this Contract, including without limitation to notary fees, valuation and survey fees, appraisal fees and registration charges. The Client will take care of the goods (i.e. the bailed property) and assume all costs and expenses related thereto, including without limitation to insurance expenses, storage expenses, transportation costs and wharfage charges.
8.3 The Client undertakes to deposit all payments for the goods under this import bill advance into the account opened by the Client with the Bank (Account No. 7337610182400000111) to repay the Debts.
8.4 Title to the goods under this import bill advance will remain with the Bank unless and until the Client pays off the Debts. The Client shall not mortgage or pledge the aforementioned goods to any entity or individual, or cause a lien or any other security interest to be attached to the goods.
8.5 Upon request of the Bank, the Client shall hand over to the Bank all such materials as sales contracts, sales statements and sales records with respect to the goods.
8.6 The Client undertakes to act prudently as the trustee for the best interest of the Bank, sell the entrusted goods at reasonable prices, and to repay the Bank as soon as possible with the proceeds from the sale of the goods. The Client will, as is instructed by the Bank, transfer the money into the account designated by the Bank. The Client promises not to use the money for any other purpose.
8.7 The Client voluntarily waives any and all possible defenses against the Bank under this Contract and/or the letter of credit and/or import collection and/or trust receipt that may result in reduction or release in whole or in part of the Client’s liability.
8.8 The Client shall not cause the Bank’s entitlement and rights to be jeopardized as a result of any dispute arising from the trade contract on which this Contract is based. The legal dispute(s) between the Client and a third party shall have no effect on the Bank’s rights and interests under this Contract.
8.9 After the Bank releases the documents to the Client, the Client shall not assert any such defenses against the bank as a discrepancy or discrepancies contained in any of the documents.
8.10 The Client shall, on a monthly basis, submit to the Bank financial statements and related plans and Statistics statements and shall provide convenience for the Bank in its management of this advance.
8.11 The Client shall not, without the Bank’s consent, decide to return the goods to the Bank based on such excuses as impossibility of selling the goods, price decrease, financial inability to pay back the Debts and/or others. The Bank shall have the right to first demand repayment of the Debts in cash from the Client.
8.12 In case that any of the following events occurs to the Client, the Client shall give the Bank at least thirty days’ notice, and shall, as may be requested by the Bank, pay off all the principal amounts and interest under the Contract regardless of whether they are due and payable, or as an alternative furnish the Bank with repayment schedules and guaranty. The Client shall not, without first obtaining written consent of the Bank, conduct any of the following acts:
(1) selling, giving away as gifts, leasing, lending, transferring, mortgaging, pledging or otherwise disposing of its major assets or all or any substantial part of its business income;

(2) causing its business system, business decisions or forms of business ownership to be or possibly to be changed, including without limitation to decisions that might have an effect on the right and/or interest of the Bank, on transfer of shares, reorganization, merger, division, transformation into a joint-stock company limited by shares, establishment of joint ventures or cooperatives, affiliation, independent contracts, lease, change of scope of business or registered capital;
(3) intending to file for bankruptcy, discontinue or suspension of business, and etc.;
(4) intending to enter into a contract that has materially adverse effects on its business and financial condition.
8.13 In case that any of the following events occurs to the Client, the Client shall, within seven days from the date of occurrence of the event, give notice to the Bank thereof and shall, as may be requested by the Bank, pay off all the principal amounts and interest under the Contract regardless of whether they are due and payable, or as an alternative furnish the Bank with repayment schedules and guaranty:
(1) The Client is ordered to be shut down or dissolved or the registration of the Client is cancelled or its business license is revoked or a bankruptcy petition is filed against it, and etc.;
(2) The Client is involved in any material economic disputes, lawsuit or arbitration, or a preservation order is issued against any of its major assets;
(3) Any act of the Client or of its legal representative violates any law;
(4) The Client encounters serious difficulties in business operations or the Client’s financial condition worsens or any other event occurs, which has materially adverse effect on its financial condition or its ability to perform its obligations under this Contract.
(5) The Client provides guaranty for a third party, which has materially adverse effect on its financial condition or its ability to perform its obligations under this Contract.
8.14 In case of any change of the guaranty under this Contract which adversely affects rights and/or interest of the Bank, the Client shall, upon request by the Bank, provide such other guaranty as is agreed to by the Bank.
8.15 During the term of this Contract, in the event of any amendment to the Client’s corporate bylaws, any change of the name of the Client or replacement of its legal representative or personnel in charge of the project, change of its registered address, telephone number, fax number or scope of business, the Client shall notify the Bank of the same within seven days thereafter.

Article 9 Rights and Obligations of the Bank
9.1 The Bank shall have the right to, in pursuance to provisions of this Contract, collect the principal amounts of the advance together with interest (including penalty interest and compound interest) and charges payable by the Client, and to exercise all other rights conferred by applicable laws or granted by this Contract.
9.2 The Bank shall have the right to inspect on and supervise over the sale of the goods and collection of payments for the goods under the letter of credit, conduct inspection on the Client’s business operations, financial activities and inventory of materials and, in case of necessity, to dispose of the goods.
9.3 After the Client sells the entrusted documents or goods and collects the payments, such payments shall be the property of the Bank and the Bank shall be entitled to demand immediate handover of the same by the Client to the Bank. During the period of time when the Client keeps such payments as a trustee, even if the Client becomes bankrupt, such payments will not be the bankruptcy estate of the Client and shall be returned to the Bank. The Bank shall have the trustor’s rights to such payments.

9.4 No matter where the proceeds from the sale of the entrusted goods obtained by the Client may be transferred and no matter whose account such proceeds are paid into (including that of a third party), the Bank shall nevertheless be entitled to a right of recourse in accordance with the Trust Law of the People’s Republic of China and may demand from the third party in possession of the proceeds return to the Bank the trust interest that the Bank is entitled to in respect of such proceeds.
9.5 If any third party acquires the entrusted goods without paying reasonable consideration for them, the Bank shall have the right to demand from such third party the trust interest that the Bank is entitled to in respect of the goods.

Article 10 Liability for Breach of the Contract
10.1 Upon occurrence of any one of the following (“Event of Default”), the Bank shall have the right to cease to make any advance under the Contract or to declare that the amounts already released to the Client be due and payable in whole or in part prior to the date of repayment and demand that the Client immediately pay back all amounts due and payable together with interest:
(1) The Client breaches any provision of this Contract or any Event of Default described herein occurs;
(2) The representations and/or warranties made by the Client in Article 7 are false or the Client fails to live up to such representations and/or warranties;
(3) In the opinion of the Bank, the credibility of the Client or that of the guarantor goes through such a change or changes that their performance of obligations under this Contract will be adversely affected;
(4) The Client is or is likely to be dissolved, reorganized or become bankrupt;
(5) The Client fails to pay any amount due and payable under this Contract;
(6) The Client breaches any other contract entered by and between the Client and the Bank (e.g. delay in performing any of its obligations under that contract) and fails to cure the default after being reminded thereof by the Bank.
10.2 In the even that the Client breaches this Contract and as a result thereof the Bank resorts to lawsuit, arbitration or any other means to get the repayment, the Client shall indemnify and hold the Bank harmless from and against all costs and expenses (including but not limited to reminder fees, court costs (or arbitration costs), preservation costs, public notice costs, enforcement costs, attorneys’ fees and travelling expenses) incurred by the Bank.

Article 11 Agreement on Debiting
11.1 The Client authorizes the Bank to debit directly from any one of the bank accounts opened by the Client with any of the branches or sub-branches of the China CITIC Bank an amount equivalent to the total amount of the due principal amounts, interest, penalty interest, compound interest and other charges. When the Bank debits an amount from the Client’s account, any pre-mature amount of deposit in the account will be deemed to be broken.
11.2 If the debited amount is in a currency different from the currency of the amount due and payable, the debited amount will be converted into the latter at the exchange rate published by the China CITIC Bank on the date of debiting.

Article 12 Effectiveness of the Contract
This Contract shall become effective after the parties hereto cause their respective legal representatives/the person in charge of a party or duly authorized agent(s) to put their respective signatures (or name seals) on this Contract and affix their respective corporate seals (or contract seals) to the Contract.

Article 13 Applicable Law and Dispute Resolution
13.1 This Contract shall be governed by the laws and regulations of the People’s Republic of China.
13.2 Any dispute arising out of or in relation to this Contract shall be settled by the parties through amicable consultation. Absent such settlement, the parties agree to cause the dispute to be settled in accordance with Article 13.2(1) below:
(1) to be litigated in the competent court in the venue of the Bank’s location;
(2) to be referred to and determined by the   Arbitration Commission in accordance with the then current arbitration rules of that arbitration commission. The arbitral award is final and binding to both parties.

Article 14 Miscellaneous
14.1 Other covenants: (In case of any conflict between this Article and other articles of this Contract, this Article will prevail.)
 finance arrangement fees of 0.15% will be charged.
14.2 The Application for the Import Bill Advance, Trust Receipt and bank certificates as well as related documents and materials confirmed by both parties hereto shall be integral parts of this Contract and provisions contained therein shall have the same legal effect as provisions of this Contract. In case of any dispute between the parties over any provision of this Contract (including but not limited to unclear expression or ambiguity in meaning, or anything not stipulated herein), the parties hereto agree to have the same construed in accordance with rules on import bill advance and rules on trust receipt established by the Bank.
14.3 IN WITNESS WHEREOF, this Contract is executed in two duplicates with each party hereto receiving and holding one executed copy.

The Bank has taken all measures to direct the Client’s attention to the provisions of this Contract that release or limit liability of the Bank and has made adequate explanations to such provisions upon request of the Client; the parties hereto agree with each other on the meaning(s) of each provision of this Contract.

The Client (seal):   Ningbo Keyuan Plastics Co., Ltd
Legal Representative:    name seal of Tao Chunfeng
(or duly authorized agent)

The Bank (seal): Ningbo Branch of China CITIC Bank Co., Ltd
Legal Representative:  name seal of Xia Nianlu
(or duly authorized agent)